                                 AMENDMENT TO
                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                          SI DIAMOND TECHNOLOGY, INC.

     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act (the "TBCA"), the undersigned company adopts the following Amendment (the "Amendment") to its Amended and Restated Articles of Incorporation (the "Articles of Incorporation").

                                   ARTICLE I

     The name of the corporation is SI Diamond Technology, Inc. (the "Company").

                                  ARTICLE II

     The following Amendment to the Articles of Incorporation of the Company was adopted by a vote of outstanding shares of holders of the Company's Series E Preferred Stock at a properly called and convened meeting on May 1, 1997.

     The description of the terms of the Company's Series E Preferred Stock, as contained in Article Four, Division C-Series of Preferred Stock in the Company's Articles of Incorporation is hereby deleted and replaced in its entirety as follows:


                           "SERIES E PREFERRED STOCK

     Section 1.  Designation and Amount.

     The shares of such series shall be designated as "Series E Preferred Stock" (the "Series E Preferred Stock") and the number of shares constituting the Series E Preferred Stock shall be 1,500. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series E Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series E Preferred Stock.

     Section 2.  Rank.

     The Series E Preferred Stock shall rank: (a) prior to all of the Company's Common Stock, par value $.001 per share ("Common Stock"); (b) prior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Series E Preferred Stock of whatever subdivision (collectively, with the Common Stock "Junior Securities"); (c) on parity with the Company's Series A, Series C and Series D Preferred Stock, and any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series E Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

     Section 3.  Dividends.

     The Series E Preferred Stock will bear no dividends, and the holders of the Series E Preferred Stock shall not be entitled to receive dividends on the Series E Preferred Stock.

     Section 4.  Liquidation Preference.

     (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of shares of Series E Preferred Stock shall be entitled to receive, immediately after any distributions to senior securities required by the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") or any statement of designation of preferences, and prior and in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) $10,000 for each outstanding share of Series E Preferred Stock (the "Original Series E Issue Price") and (ii) an amount equal to 8% of the Original Series E Issue Price per annum for the period that has passed since the date of issuance of any Series E Preferred Stock (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series E Preferred Stock and Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series E Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series E Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Articles of Incorporation and any statement(s) of designation of preferences.

     (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Company, they shall be distributed to holders of Parity Securities (unless holders of Parity Securities have received distributions pursuant to subsection 4(a) above) and Junior Securities in accordance with the Company's Articles of Incorporation including any duly adopted statement(s) of designation of preferences.

     (c) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4, but shall be treated pursuant to Section 7 hereof.

     Section 5.  Conversion.

     The record Holders of this Series E Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     (a) Right to Convert. The record Holder of the Series E Preferred Stock shall be entitled, as set forth below, and, subject to the Company's right of redemption set forth in Section 6(a) below and the restrictions on conversion set forth in Section 5(b) below, at the offices of the Company or any transfer agent for the Series E Preferred Stock, to convert the shares of Series E Preferred Stock held by such Holder into that number of fully-paid and nonassessable shares of the Company's Common Stock at the Conversion Rate as set forth below; provided that, except as required by Section 5(e) below, in no event shall any Holder be entitled to convert shares of Series E Preferred Stock which, upon conversion, would cause the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates to exceed 4.9% of the outstanding shares of the Company's Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by a Holder and its affiliates shall include the shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock with respect to which the determination of such proviso is being made, but shall exclude the shares of Common Stock which would be issuable upon conversion of the remaining unconverted portion of the Series E Preferred Stock beneficially owned by such Holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph, "beneficial ownership" shall be calculated in accordance with section 13(d) of the Securities Exchange Act of 1934, as amended.

     The number of shares of Common Stock into which this Series E Preferred Stock may be converted is hereinafter referred to as the "Conversion Rate" for such Series E Preferred Stock, and is computed as follows:

  Number of shares issued upon conversion of one share of Series E Preferred
Stock

          = [(.08)(N/365)(Issue Price)] + Issue Price
          -------------------------------------------
                    Conversion Price
where
       "N = the number of days between (i) the date that, in connection with the consummation of the initial purchase of the Preferred Stock from the Company, the escrow agent first had in its possession funds representing full payment for the Preferred Stock for which conversion is being elected, and (ii) the applicable date of conversion for the Preferred Stock for which conversion is being elected.

     "Issue Price = the Original Series E Issue Price, as defined in Section
     4(a).

       "Conversion Price = either (x) the lesser of $1.875 (the "Low Fixed Conversion Price") or 85% of the average Closing Bid Price of the Company's Common Stock for the five (5) trading days immediately preceding the Date of Conversion, as defined below, for one-third (1/3) of the shares (the "Low Fixed Preferred Shares") of Series E Preferred held by a Holder as of January 16, 1997 or (y) the lesser of $2.75 (the "High Fixed Conversion Price") or 85% of the average Closing Bid Price of the Company's Common Stock for the five
     (5) trading days immediately preceding the Date of Conversion for the remaining two-thirds (2/3) of the shares (the "High Fixed Preferred Shares") of the Series E Preferred held by a Holder as of January 16, 1997. For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price of the Company's Common Stock as reported by NASDAQ (or, if not reported by NASDAQ, as reported by such other exchange or market where traded).

     Each Holder shall have the sole right to designate the shares of Series E Preferred tendered for conversion pursuant to this Section 5(a) by such Holder as Low Fixed Preferred Shares, High Fixed Preferred Shares or any combination of Low Fixed Preferred Shares and High Fixed Preferred Shares by providing the Company with notice thereof in the Notice of Conversion delivered by such Holder to the Company in connection with such conversion. In the event of an automatic conversion of Series E Preferred shares pursuant to Section 5(e) below the Company shall convert Low Fixed Preferred Shares and High Fixed Preferred Shares by applying the applicable High or Low Fixed Conversion Price to such conversions.

          Notwithstanding the foregoing definition of "Conversion Price", if
     Section 5(b)(i) below is in effect and has not been terminated pursuant to
     Section 5(b)(iii) below, the Conversion Price shall be as set forth in
     Section 5(b)(i).

     (b)  Restrictions on Conversion.

          (i) Notwithstanding Section 5(b)(iv) below and unless this Section 5(b)(i) is terminated pursuant to Section 5(b)(iii) below, the conversion of Series E Preferred Stock by each Holder of Series E Preferred Stock pursuant to Section 5(a) above shall be limited as follows:

               (1) Each Holder shall be entitled to convert up to 12% of the aggregate shares of Series E Preferred Stock held by such Holder as of April 21, 1997 at $0.6429, the Conversion Price which was in effect as of April 14, 1997.

               (2) In addition to the shares of Series E Preferred Stock a
                   Holder may convert pursuant to Section 5(b)(i)(1) above, each Holder shall be entitled to convert any and all remaining shares of Series E Preferred Stock held by such Holder, in all such cases, at a Conversion Price equal to $1.50.

          (ii) Consideration for Limitation on Conversions Pursuant to Section 5(b)(i). For each calendar month, commencing with April 1997 and unless Section 5(b)(i) has been terminated pursuant to Section 5(b)(iii) below, if the average of the Closing Bid Prices of the Company's Common Stock for all of the trading days for such calendar month is less than $1.00, then the Company shall redeem shares of Series E Preferred Stock held by each Holder in an amount equal to the lesser of (1) 7% of the aggregate shares of Series E Preferred Stock held by such Holder as of April 21, 1997, or (2) all shares of Series E Preferred Stock then held by such Holder. The redemption price for such shares of Series E Preferred Stock to be redeemed with respect to any month, pursuant to the provisions of this Section 5(b)(ii) only, shall be the Original Series E Issue Price plus the accrued Premium. Payment for such redeemed shares of Series E Preferred Stock shall be made within ten (10) business days after the last day of such calendar month, at the option of the Company, in cash or in shares of the Common Stock (valued at the average of the Closing Bid Prices of the Company's Common Stock for all trading days for such calendar month). Any shares of Common Stock issued pursuant to this Section 5(b)(ii) shall be included in the Registration Statement (defined below).

          (iii) Right of Recision and Termination by the Holders of the Provisions of Section 5(b)(i). Notwithstanding anything to the contrary, if:

               (1) by the earlier of (a) the date the Securities and Exchange Commission declares the Company's Registration Statement on Form S-3 (the "Registration Statement"), which was filed on April 8, 1997, to be effective under the Securities Act of 1933, as amended, or (b) June 9, 1997, the Company fails for any reason or for no reason to enter into an agreement binding upon all of the Holders of the Company's Series F Preferred Stock with respect to the modification of the conversion rights of the Company's Series F Preferred Stock which, in the good faith judgement of the Holders, is not materially more adverse to the Company than the provisions set forth in Sections 5(b)(i) and 5(b)(ii) above; or

               (2) by May 6, 1997, the Company fails for any reason or for no reason to enter into an agreement binding upon all of the Holders of the Company's 8% Convertible Debentures issued pursuant to Regulation S (the "Convertible Debentures") which are outstanding as of April 21, 1997 or are issued prior to or on May 6, 1997, with respect to the modification of the conversion rights of the Convertible Debentures which, in the good faith judgement of the

                    Holders, is not materially more adverse to the Company than the provisions set forth in Sections 5(b)(i) and 5(b)(ii) above;

          then, upon written notice to the Company by the Holders representing 75% or more of the outstanding shares of Series E Preferred Stock, the terms set forth in Sections 5(b)(i) and 5(b)(ii) hereof shall be rescinded, terminated and be void and of no legal effect and the Holder's rights and obligations with respect to conversions of the Series E Preferred Stock shall be governed by Section 5(b)(iv) below.

     (iv) After February 14, 1997, and unless the provisions of Section 5(b)(i) above are in effect, each Holder agrees to limit such Holder's conversion of shares of Series E Preferred Stock as follows:

               (1) after February 14, 1997, each Holder of Series E Preferred
                   Stock shall be entitled to convert up to one-third (1/3) of the shares of Series E Preferred Stock held by such Holder as of January 16, 1997;

               (2) in addition to the shares of Series E Preferred Stock a
                   Holder may convert pursuant to Section 5(b)(iv)(1) above, after March 15, 1997, each Holder shall be entitled to convert up to 12.5% of the shares of Series E Preferred Stock held by such Holder as of January 16, 1997;

               (3) in addition to the shares of the Series E Preferred Stock a
                   Holder may convert pursuant to Sections 5(b)(iv)(1) and 5(b)(iv)(2) above, each Holder shall be entitled to convert on any date after March 15, 1997, a cumulative number of shares of Series E Preferred Stock equal to the product of
                   (a) the number of days from March 15, 1997 through and including such date, (b) .4067% and (c) the number of shares of Series E Preferred Stock held by such Holder as of January 16, 1997.

          (v) Increase in the Number of Registered Shares. The Company shall take any and all action as is necessary or advisable to increase the number of shares of the Company's Common Stock registered and available for resale by the holders pursuant to the Registration Statement to an amount equal to or greater than the maximum number of shares of Common Stock which would be issued to all of Holders upon a conversion of all of the shares of the Series E Preferred Stock assuming a conversion at a Conversion Price of $1.00.

Notwithstanding the provisions of this Section 5(b), each Holder may convert any and all shares of the Series E Preferred Stock then held by such Holder at the Conversion Price set forth in Section 5(a) at any time after either (x) the average of the Closing Bid Prices of the Company's Common Stock for five consecutive trading days exceeds $3.00 or (y) Marc W. Eller ceases to be employed by the Company in substantially the same capacity as he occupied as of January 16, 1997;

     (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of this Series E Preferred Stock. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall pay cash to such Holder in an amount equal to such fraction multiplied by the Conversion Price then in effect with regard to such shares. In the case of a dispute as to the calculation of the Conversion Rate, the Company's calculation shall be deemed conclusive absent manifest error. In order to convert Series E Preferred Stock into full shares of Common Stock, the Holder shall surrender the certificate or certificates therefor, duly endorsed, by either overnight courier or 2-day courier, to the office of the Company or of any transfer agent for the Series E Preferred Stock, and shall give written notice ("Notice of Conversion") to the Company at such office that he elects to convert the same, the number of shares of Series E Preferred Stock so converted and a calculation of the Conversion Rate (with an advance copy of the certificate(s) and the notice by facsimile); provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such Series E Preferred Stock are delivered to the Company or its transfer agent as provided above, or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

     The Company shall use its best efforts to issue and deliver within three
(3) business days after delivery to the Company of such certificates, or after such agreement and indemnification, to such Holder of Series E Preferred Stock at the address of the Holder on the books of the Company, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is faxed to the Company before midnight, New York City time, on the Date of Conversion and (ii) that the stock certificates (the "Preferred Stock Certificates") representing the Series E Preferred Stock to be converted are received by the transfer agent or the Company within five (5) business days thereafter. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original Preferred Stock Certificates to be converted are not received by the transfer agent or the Company within five (5) business days after the Date of Conversion, the Notice of Conversion shall become null and void.

     (d) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series E Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series E Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     (e) Automatic Conversion. Each share of Series E Preferred Stock outstanding on January 15, 1999 automatically shall be converted into Common Stock on such date at the Conversion Price then in effect for such shares and January 15, 1999 shall be deemed the Date of Conversion with respect to such conversion.

     (f) Adjustment to Fixed Conversion Prices.

  In computing the Fixed Conversion Prices for purposes of Section 5(a) and the Conversion Price pursuant to Section 5(b)(i)(2):

          (i) If, prior to the conversion of all of the Series E Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split stock dividend, or other similar event, the High Fixed Conversion Price, the Low Fixed Conversion Price and the Conversion Price as established in
Section 5(b)(i)(2) shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the High Fixed Conversion Price, the Low Fixed Conversion Price and the Conversion Price as established in
Section 5(b)(i)(2) shall be proportionately increased.

          (ii) If, prior to the conversion of all Series E Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, then the Holders of Series E Preferred Stock shall thereafter have the right to purchase and receive upon conversion of Series E Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of Series E Preferred Stock held by such Holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series E Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Low Fixed

Conversion Price, the High Fixed Conversion Price, the Conversion Price pursuant to Section 5(b)(i)(2) and of the number of shares issuable upon conversion of the Series E Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter be deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5(f) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Holders of the Series E Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the Holders of the Series E Preferred Stock may be entitled to purchase.

          (iii) If any adjustment under this Section 5(f) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share (on an aggregate basis) shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next lower number of shares with the balance paid in cash.

     Section 6.     Redemption by Company.

     (a) Company's Right to Redeem in Case of Conversion.

          (i) In the event the Conversion Price shall be $3.00 or less per share, the Company shall have the right, in its sole discretion, upon receipt of a Notice of Conversion pursuant to Section 5, to redeem in whole or in part any Series E Preferred Stock submitted for conversion, immediately prior to conversion. If the Company elects to redeem some, but not all, of the Series E Preferred Stock submitted for conversion, the Company shall redeem from among the Series E Preferred Stock submitted by the various shareholders for conversion on the applicable date, a pro-rata amount from each shareholder so submitting Series E Preferred Stock for conversion.

          (ii) Mechanics of Redemption. Any shareholder considering submitting Series E Preferred Stock for conversion at such time as the Company's right of redemption under Section 6(a) is or may be in effect may provide notice to the Company of his possible desire to convert within five (5) business days of the date of the notice, and ask the Company to determine whether or not the Company would exercise its right of redemption if the Series E Preferred Stock were submitted for conversion. The Company shall respond within two (2) business days of the date of that notice, and state whether it would redeem the shares, in whole or in part, or allow conversion into shares without redemption, which election will be applicable to conversion by such shareholder within the next five (5) business days after the date of the Company's response. Failure of the Company to respond within the two-day period shall be deemed an election by the Company not to redeem the shares covered by that notice if submitted for conversion within the next five (5) business days. If the shareholder does not provide advance notice of intention to convert as contemplated in this section
(ii), the Company shall effect each such redemption of shares submitted for conversion by giving notice of its election to redeem, by facsimile within two
(2) business days following receipt of a Notice of Conversion from a Holder, with a copy by 2-day courier, to (A) the Holder of Series E Preferred Stock submitted for conversion at the address and facsimile number of such Holder appearing in the Company's register for the Series E Preferred Stock and (B) the Company's Transfer Agent. Such redemption notice shall indicate whether the Company will redeem all or part of the Series E Preferred Stock submitted for conversion and the applicable redemption price. The Company shall not be entitled to exercise its right to redeem shares submitted for conversion under this Section 6(a) unless it has (x) the full amount of the redemption price, in cash, available in a demand or other immediately available account in a bank or similar financial institution or (y) immediately available credit facilities, in the full amount of the redemption price, with a bank or similar financial institution on the date the redemption notice is sent to shareholders.

          (iii)     Redemption Price.  In the case of a redemption under this
Section 6(a), the redemption price shall equal:

       = [[(.08)(N/365)(Issue Price)] + Issue Price] [Closing Bid Price]
       -----------------------------------------------------------------
                                Conversion Price

where "N", "Issue Price," "Closing Bid Price" and "Conversion Price" have the meanings set forth in Section 5 above.

The redemption price shall be paid to the Holder of Series E Preferred Stock redeemed within ten (10) business days after the redemption; provided, however, that the Company shall not be obligated to deliver any portion of such redemption price unless either the certificates evidencing the Series E Preferred Stock redeemed are delivered to the Company or its transfer agent as provided in Section 5(c), or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

     (b) Company's Right to Call Redemption. The Company shall have the right to redeem the Series E Preferred Stock on the following terms and conditions:

          (i) The Company may redeem the Series E Preferred Stock at any time, in its discretion, at the redemption price listed in 6(b)(iii) below. The Company may elect to redeem some, but not all, of the Series E Preferred Stock, but in no event less than $5,000,000 per redemption. If the Company elects to redeem some, but not all, of the Series E Preferred Stock, the Company shall redeem a pro-rata amount from among all the Series E Preferred Stock holders. The holders of the Series E Preferred Stock shall have the right to convert their Series E Preferred Stock until the redemption date.

          (ii) Mechanics of Redemption. The Company shall effect each such redemption by giving notice of its election to redeem, by facsimile with a copy by 2-day courier, no less than twenty (20) business days prior to the intended redemption date. Such redemption notice shall indicate whether the Company will redeem all or part of the Series E Preferred Stock and the applicable redemption price. The Company shall not be entitled to send any notice of redemption and begin the redemption procedure unless it has (x) the full amount of the redemption price, in cash, available in a demand or other immediately available account in a bank or similar financial institution or (y) immediately available credit facilities, in the full amount of the redemption price, with a bank or similar financial institution on the date the redemption notice is sent to shareholders. If the Company has met the requirements of the preceding sentence, and the Holder has not submitted his Series E Preferred Stock for redemption as required by this Section 6(b) by the redemption date, the Company may pay the redemption price described in Section 6(b) (iii) below and cancel the Series E Preferred Stock subject to the redemption notice, and such redeemed Series E Preferred Stock shall be of no further validity, force or effect. Nothing contained in this Section 6(b) shall limit a Holder's right to receive Common Stock upon a conversion of shares of Series E Preferred Stock if the Notice of Conversion with respect to such conversion is given by such Holder to a courier during business hours for immediate delivery to the Company after the date the Company has delivered to such Holder a notice of redemption pursuant to this Section 6(b)(ii) but prior to the date fixed in such notice as the date of redemption.

          (iii)  Redemption Price. In the case of a redemption under this
Section 6(b), the redemption price per share of Series E Preferred Stock shall be as follows :

        Redemption Date            Elapsed Time since Last Closing
        ---------------            -------------------------------

      130% of Stated Value         90 days - 6 months
      125% of Stated Value         6 months and 1 day - 12 months
      120% of Stated Value         12 months and 1 day - 18 months
      115% of Stated Value         18 months and 1 day - 24 months
      110% of Stated Value         24 months and 1 day - 30 months
      105% of Stated Value         30 months and 1 day - 36 months

For purposes of this paragraph, the "Stated Value" shall equal the Original Series E Issue Price. The redemption price shall be paid to the Holder of Series E Preferred Stock redeemed within 10 days of the date of such redemption to such Holder; provided, however, that the Company shall not be obligated to deliver any portion of such redemption price unless either the certificates evidencing the Series E Preferred Stock redeemed are delivered to the Company or its transfer agent as provided in Section 5(c), or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

     Section 7.     Corporate Change.

     In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Company (a "Corporate Change") (other than a Corporate Change in which all or substantially all of the consideration received by the holders of the Company's equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), this Series E Preferred Stock shall be assumed by the acquiring entity and thereafter this Series E Preferred Stock shall be convertible into such class and type of securities as the Holder would have received had the Holder converted this Series E Preferred Stock immediately prior to such Corporate Change.

     Section 8.     Voting Rights.

     Except as otherwise provided by the Texas Business Corporation Act and
Section 9 below, the holders of the Series E Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which their respective shares of Series E Preferred Stock are then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series E Preferred Stock shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

     Section 9.     Protective Provisions.

     So long as shares of Series E Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock:

     (a) alter or change the rights, preferences or privileges of the shares of Series E Preferred Stock or any senior securities so as to affect adversely the Series E Preferred Stock;

     (b) create any new class or series of stock having a preference over the Series E Preferred Stock with respect to Distributions (as defined in
         Section 2 above); or

     (c) do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series E Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

     Section 10.        Status of Redeemed or Converted Stock.

     In the event any shares of Series E Preferred Stock shall be redeemed or converted pursuant to Section 5 or Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series E Preferred Stock."

                                  ARTICLE III

     Pursuant to Article 4.03(C) of the TBCA, 542 shares of Series E Preferred Stock of the Company were outstanding on the date referenced above and entitled to vote on the amendment described in Article II.

                                   ARTICLE IV

     The number of shares voted for and against the Amendment described in
Article II above, by series, is as follows:

     SERIES                     FOR             AGAINST        ABSTAIN
     ------                     ---             -------        -------
 Series E Preferred Stock       427               115            ---

                                   ARTICLE V

     This Amendment does not involve any reclassification or cancellation of any issued shares of the Company.

                                  ARTICLE VI

     This Amendment does not effect a change in the amount of stated capital of the Company.

     IN WITNESS WHEREOF, the undersigned has executed this Amendment to Amended and Restated Articles of Incorporation of SI Diamond Technology, Inc. as of May 1, 1997.


                                 SI DIAMOND TECHNOLOGY, INC.



                                 By /s/ Douglas P. Baker
                                   ---------------------
                                   Douglas P. Baker
                                   Vice President and
                                   Chief Financial Officer